Exhibit 10.7

EXECUTION COPY

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), executed on April 11, 2013, with retroactive effect to January 2, 2013 (the “Effective Date”), among Styron US Holding, Inc., a Delaware corporation (the “Company”), Bain Capital Everest Manager Holding SCA, an SCA organized under the laws of the Grand Duchy of Luxembourg (“Parent”) and Christopher D. Pappas (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to continue the employment of the Executive as the Chief Executive Officer of the Company and to pay all of the Executive’s compensation other than certain equity awards described in this Agreement; and

WHEREAS, Parent desires the Executive to continue to be its Chief Executive Officer, to grant the Executive certain equity awards described in this Agreement and to guarantee the cash compensation of the Executive payable by the Company hereunder; and

WHEREAS, the Company, Parent and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company and Parent. In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Chief Executive Officer of the Company. The Executive shall serve as a member of the Board of Managers (or similar governing body) of Parent (the “Board”) and of the Board of Directors of the Company. The Executive’s principal place of employment with the Company shall be in Pittsburgh, Pennsylvania, provided that the Executive understands and agrees that the Executive will be required to travel frequently for business purposes. The Executive shall report directly to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies;

provided that the Executive shall be permitted to serve on the board of directors of Allegheny Energy, Inc. or FirstEnergy Corp., (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 10 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, from the Effective Date until June 30, 2017 (the “Employment Term”). Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof.

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $1,000,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS.

(a) During the Employment Term, the Executive shall be eligible for an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, after consultation with the Executive, no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Bonus for a calendar year shall equal 150% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year). The Executive’s Target Bonus shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the Target Bonus for such calendar year may be increased above, but not decreased below, the levels for the preceding calendar year, by the Board.

(b) The Executive’s Annual Bonus for a calendar year shall be determined by the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as otherwise provided in Section 8 hereof).

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5. EQUITY AWARD. Upon the Effective Date, the Executive shall be granted by Parent an equity award on such terms and conditions as are set forth in the Subscription Agreement attached as Exhibit A hereto.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company, Parent or any of their direct or indirectly controlled subsidiaries (each an “Affiliate”) has adopted or may adopt, maintain or contribute to and which benefit any of the senior executives of the Company, Parent or any Affiliate, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, if and to the extent allowed pursuant to the terms of such plan, provided that any such amendment may have no more adverse affect on the Executive than on any other participant in such plan. The Company may provide perquisites to the Executive at the discretion of the Board.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time based; provided that the Executive’s vacation accrual shall be calculated as if the Executive had thirty (30) years of employment with the Company.

(c) RETIREMENT BENEFITS. The Company shall provide the Executive with a retirement benefit in accordance with Exhibit B attached hereto (the “Retirement Benefit”). For purposes of determining the Executive’s retirement benefit, (i) on the Effective Date, the Executive shall be treated as having eighteen (18) Years of Service Credit with the Company, (ii) if the Executive is employed by the Company on June 17, 2013, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of twenty-four (24) Years of Service Credit with the Company), and (iii) if the Executive is employed by the Company on June 17, 2014, the Executive shall be granted an additional six (6) Years of Service Credit with the Company (for a total of thirty (30) Years of Service Credit with the Company). Upon a Change in Control while the Executive is employed by the Company, the Executive shall be granted Years of Service Credit with the Company sufficient to reach an aggregate of thirty (30) Years of Service Credit with the Company. For the sake of clarity, in no event shall the Executive receive more than an aggregate of thirty (30) Years of Service Credit with the Company. Notwithstanding any other provision herein to the contrary, in the event that the Executive’s employment is terminated (A) by the Company for Cause, or (B) by the Executive without Good Reason, in either case, prior to June 17, 2013, the Executive shall be deemed to have zero (0) Years of Service Credit with the Company for purposes of this Section 6(c) and Exhibit B attached hereto.

(d) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from

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time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

(e) LEGAL FEES. Upon presentation of an invoice therefor, the Company shall pay or reimburse the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement and the other documents ancillary thereto.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which inability shall continue for one hundred and twenty (120) consecutive days or for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion. The Executive shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s (i) continued failure to follow the lawful directives of the Board after written notice from the Board and a period of no less than thirty (30) days to cure such failure; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) conviction of, or pleading of guilty or nolo contendere to, a felony; (iv) material violation of a material Company policy that is not cured within fifteen (15) days of written notice from the Board; (v) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (vi) continued failure to cooperate in any audit or investigation of financial or business practices of the Company after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; or (vii) breach of any of the restrictive covenants set forth in Section 10 hereof or in any other written agreement between the Executive and the Company and/or its affiliates that causes material and demonstrable harm to the Company and that is not cured within fifteen (15) days of written notice from the Board (a “Material Covenant Violation”).

For purposes of this Section 7(c), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or the board of directors of the Company or (B) the advice of counsel for the Company or Parent shall be conclusively presumed to be done, or omitted to

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be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in one or more of clauses (i) through (vii) of the preceding paragraph, and specifying the particulars thereof in detail.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company or Parent (as applicable) within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) the material diminution in the Executive’s position, duties or authorities or assignment of duties materially inconsistent with the Executive’s position with Parent, including but not limited to the Executive ceasing to be the sole Chief Executive Officer of Parent, and a member of the Board; (ii) the Executive’s relocation of the Executive’s primary work location by more than thirty-five (35) miles from its then current location; (iii) a reduction in Base Salary or Target Bonus; or (iv) the Company’s material breach of this Agreement. The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first gains actual knowledge of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day correction period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon one years’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the expiration of the notice period). In such event, the last day of employment as provided in the notice period, or an earlier date at the Company’s option, shall be the Executive’s termination date for all purposes of this Agreement, including without limitation, the termination date for determining termination benefits pursuant to Section 8 hereof. The Company’s election to accelerate the Executive’s termination date shall not be considered a termination by the Company without Cause or constitute Good Reason hereunder. In addition, the Company may transition Executive’s duties and responsibilities to others during the notice period and such diminution of duties and responsibilities shall not constitute Good Reason as provided for herein.

(g) EXPIRATION OF EMPLOYMENT TERM. Upon the expiration of the Employment Term on July 1, 2017 pursuant to Section 2 hereof. For the sake of clarity, such expiration shall occur by the terms of this Agreement (unless sooner terminated) and neither party is required to give notice with respect to such expiration.

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8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive’s estate shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) an amount equal to the pro-rata portion of the Executive’s Target Bonus for the calendar year of termination (determined by multiplying the Target Bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365); provided that to the extent that the payment of such amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 24 hereof), such payment shall be made on the sixtieth (60th) day following such termination;

(iv) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(v) payment in respect of any accrued but unused vacation time in accordance with Company policy;

(vi) subject to Section 6(c), the Retirement Benefit; and

(vii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(vii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF AN EXPIRATION OF THE EMPLOYMENT TERM. If the Executive’s employment is terminated (x) by the Company for Cause, (y) by the Executive without Good Reason, or (z) as a result of the expiration of the Employment Term, the Company shall pay to the Executive the Accrued Benefits; provided that, in the event of a termination for Cause, the Executive shall not be entitled to the benefits described in Sections 8(a)(ii) and 8(a)(iii); and provided further that, in the event of a resignation by the Executive without Good Reason with less than one year’s notice, the Executive shall not be entitled to the benefits described in Section 8(a)(iii).

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(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause (and, for the sake of clarity, other than due to the Executive’s death or Disability) pursuant to Section 7(d) hereof or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 24 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s not engaging in a Material Covenant Violation or a material breach of Section 11 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to one (but not both) of the following payments, as applicable:

(A) if the Executive’s employment is terminated pursuant to this Section 8(d) prior to June 17, 2013, an amount equal to three (3) multiplied by the sum of the Executive’s Base Salary, and Target Bonus for the year of termination (the “Clause A Severance Amount”), paid in equal monthly installments for a period of twenty-four (24) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; or

(B) if the Executive’s employment is terminated pursuant to this Section 8(d) on or after June 17, 2013, an amount equal to two (2) multiplied by the sum the Executive’s Base Salary, and Target Bonus for the year of termination (the “Clause B Severance Amount”), paid in equal monthly installments for a period of twenty-four (24) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iii) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), (C) the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, and (D) the Company not being subject to material tax or other penalties, continued participation in the Company’s group health plan (to the extent permitted under applicable law) which covers the Executive (and the Executive’s eligible dependents) for a period of thirty-six (36) months (if the Clause A Severance Amount is payable) or twenty-four (24) months (if the Clause B Severance Amount is payable) following the Executive’s date of termination, at the Company’s

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expense, provided that if the Company’s group health plan is self-insured, the Company will report to the appropriate tax authorities taxable income to the Executive equal to the portion of the deemed cost of such participation (based on applicable COBRA rates) not paid by the Executive; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) CHANGE IN CONTROL.

(i) This Section 8(e) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause pursuant to Section 7(d) hereof, or (y) by the Executive for Good Reason, in either case, during the Employment Term and the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 8(d) hereof, except that in lieu of receiving the Clause A Severance Amount or the Clause B Severance Amount, as applicable, in installments as contemplated under Sections 8(d)(ii)(A) and 8(d)(ii)(B) hereof, the Executive shall receive a lump sum payment equal to the Clause A Severance Amount or the Clause B Severance Amount, as applicable, on the date of such termination; provided that to the extent that the payment of the applicable amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, such payment shall be made on the sixtieth (60th) day following such termination.

(ii) For purposes of this Agreement, the term “Change in Control” shall mean the consummation of the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Group”), other than Bain Capital Partners, any private equity fund managed by it, or any Group which includes Bain Capital Partners or any private equity fund managed by it, (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of Parent (or any surviving or resulting entity) representing more than fifty percent (50%) of the outstanding voting securities or economic value of Parent (or any surviving or resulting entity), or (B) acquires assets constituting all or substantially all (more than eighty percent (80%)) of the assets of Parent and its subsidiaries (as determined on a consolidated basis).

(f) CODE SECTION 280G. To the extent that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by the Company or any affiliated company, whether pursuant to this Agreement or otherwise, exceeds the limitations of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) such that an excise tax would be imposed under Section 4999 of the Code, the provisions of Exhibit C attached hereto shall be applicable.

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(g) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

9. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits (other than the amount described in Section 8(a)(iii) hereof) shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form of Exhibit D attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer (except as provided in Section 8(d)(iii) hereof). The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company and its Affiliates, the Executive will learn confidential information regarding Parent and its Affiliates (the “Parent Group”). The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Parent Group, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Parent Group, or received from third parties subject to a duty on the Parent Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Parent Group. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 10 who, in each case, shall be instructed by the Executive to keep such information confidential.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Parent Group that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm

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to the Parent Group. Accordingly, during the Executive’s employment hereunder and for a period of two (2) years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Parent or any Affiliate or in any other material business in which the Parent or any Affiliate has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, in any locale of any country in which the Company or such Affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with Parent or any of its Affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for a period of two (2) years thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of Parent or an Affiliate to purchase goods or services then sold by Parent or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of Parent or any Affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Parent or any Affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between Parent or any Affiliate and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by general advertising or solicitation not specifically targeted at Parent or Affiliate-related individuals or entities.

(d) INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Parent Group, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Parent Group, either while performing the Executive’s duties with the Parent Group or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the member of the Parent Group designated by Parent, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive will assign to the member of

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the Parent Group designated by Parent the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the member of the Parent Group designated by Parent, applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the member of the Parent Group designated by Parent of the Applications, and give the member of the Parent Group designated by Parent and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Parent Group’s benefit, all without additional compensation to the Executive from the Parent Group.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Parent Group and the Executive agrees that the member of the Parent Group designated by Parent will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the member of the Parent Group designated by Parent, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Inventions that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Parent Group.

(e) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(f) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives Parent and the Company assurance that the Executive has carefully read and

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considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, other than in response to an attempt by the Company or an Affiliate to enforce such covenants against the Executive. It is also agreed that the Affiliates will have the right to enforce all of the Executive’s obligations to such Affiliates under this Agreement, including without limitation pursuant to this Section 10.

(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 11.

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12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Parent and/or the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. Parent shall assign this Agreement to any successor to all or substantially all of the business and/or assets of Parent, provided that Parent shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Parent” shall mean Parent and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of Parent under this Agreement by operation of law or otherwise. In the event of a sale of the Company (or all or substantially all of its business) to an independent third party in connection with a transaction that does not constitute a Change in Control, the Company and the Executive shall assign the Company’s rights and obligations hereunder to Parent or to a mutually agreed upon direct or indirect subsidiary of Parent, and the Company shall be released from its obligations hereunder.

14. NOTICES. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

615 East Drive
Sewickley, Pennsylvania 15143

If to the Company:

c/o Bain Capital Partners, LLC
John Hancock Tower
200 Clarendon Street
Boston, MA 02116

Facsimile:	(617) 516-2010
Attention:	General Counsel

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With a copy (which shall not constitute notice hereunder) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telephone:	(212) 446-4800
Facsimile:	(212) 446-4900
Attention:	Eunu Chun
Scott Price

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

19. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

20. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

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21. DISPUTE RESOLUTION. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. Each party shall be responsible for its own legal fess incurred in connection with any dispute hereunder.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral and, on the Effective Date, supersedes and terminates the Employment Agreement dated as of June 17, 2010 among the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23. REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that (a) the Executive has used the

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Executive’s best efforts to provide the Company with (i) each agreement with a predecessor employer which may have any bearing on the Executive’s legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, or (ii) a summary of the applicable provisions of each such agreement which the Executive may not provide to the Company due to an existing confidentiality obligation, and (b) other than the agreements referenced in the preceding clause (a), the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to Parent and the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by Parent and the Company such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder; provided that any termination of the Executive’s employment resulting from the Company exercising its rights pursuant to this sentence shall be treated as a termination of employment by the Executive without Good Reason. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company, Parent and/or an Affiliate), the Company, Parent (on behalf of itself and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge, and the Company further agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date), all legal fees and expenses that the Executive may reasonably incur as a result of his personal defense of such challenge.

24. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. Any such modification shall require the written consent of the Executive. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A; provided that the Company makes any modification reasonably requested by the Executive in accordance with the second sentence of this Section 24(b)(i).

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(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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25. FURTHER ASSURANCES; PARENT GUARANTEE. The Company and the Executive shall cooperate with each other prior to the Closing and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement (including, without limitation, the Company taking such actions as are necessary to form Parent under applicable law and cause Parent to execute this Agreement prior to the Closing). Parent hereby guarantees the performance of the obligations of the Company to pay all cash amounts due to the Executive pursuant to this Agreement. In the event that the Company is unable or unwilling to pay any such amounts when due, upon notice of such non-payment received by Parent from the Executive, Parent shall immediately pay such amounts, or take any and all actions necessary to cause one or more Affiliates to pay such amounts, on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

STYRON US HOLDING, INC.

By:	/s/ Curtis S. Shaw

Name:	Curtis S. Shaw

Title:	Executive Vice President

BAIN CAPITAL EVEREST MANAGER HOLDING SCA

By:	/s/ Stephen M. Zide

Name:	Stephen M. Zide

Title:	Manager

EXECUTIVE

/s/ Christopher D. Pappas
Christopher D. Pappas

Employment Agreement Signature Page

EXHIBIT A

SUBSCRIPTION AGREEMENT AND GIVE BACK LETTER

See attached.

A-1

FINAL

SECOND AMENDED AND RESTATED EXECUTIVE SUBSCRIPTION AND

SECURITYHOLDER’S AGREEMENT

This SECOND AMENDED AND RESTATED EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT (this “Agreement”) is made as of April 18, 2013, by and among Bain Capital Everest Manager Holding S.C.A., a société en commandité par actions organized under the laws of the Grand Duchy of Luxembourg (the “Company”), Bain Capital Everest Manager, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Commandité”), Christopher D. Pappas (the “Executive”) and each of the Bain Investors set forth in the Schedule of Bain Investors.

RECITALS

WHEREAS the Commandité, the Company, the Bain Investors and the Executive entered into an executive subscription and securityholder’s agreement on February 3, 2011 (the “Previous Agreement”) which provided for certain rights and obligations of the parties thereto with respect to the Securities issued thereunder;

WHEREAS the Commandité, the Company, and the Executive desire to enter into an agreement pursuant to which the Executive shall subscribe for and the Commandité shall authorize the Company to issue and allot to the Executive, within the limits of the authorized share capital and for the aggregate Subscription Price, the New Securities (each as defined below) described herein; and

WHEREAS the Commandité, the Company, the Executive and the Bain Investors desire to enter into an agreement to provide for certain rights and obligations with respect to the Securities issued hereunder and issued under the Previous Agreement, which agreement shall replace and supersede the Previous Agreement in its entirety with effect from the date hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

“Acquisition Agreement” means the Sale and Purchase agreement dated as of 2 March 2010 entered into among The Dow Chemical Company, Styron LLC, Styron Holding B.V. and STY Acquisition Corp., as amended, restated or modified from time to time.

“Affiliate” means, with respect to any Person: (i) any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common control with, such Person; provided, however, that neither the Company nor any of its Controlled Affiliates shall be deemed an Affiliate of any Executive (and vice versa) and no Executive shall be deemed an Affiliate of any other Executive solely as a result of their relationship with respect to the Company; (ii) if such Person (or if such Person is acting as nominee, the Person or the beneficial owner of the relevant voting securities) is an investment fund, any other investment fund the primary investment advisor to which is, or is Controlled by, the primary investment advisor to such Person or an Affiliate thereof; and (iii) if such Person is a natural Person, any Family Member of such natural Person.

“Approved Sale” shall have the meaning provided in Section 6(a).

“Articles” or “Articles of Association” means the Company’s Articles of Association as amended from time to time which shall include the Form of Share Terms attached hereto as Exhibit A.

“Bain Inflows” means, without duplication, as of any measurement date, all net cash proceeds (excluding fees and expense reimbursements) received by the Bain Investors (either directly or indirectly) with respect to or in exchange for the Bain Securities (whether such payments are received from the Company or any third party) from the issuance date thereof through such measurement date and shall be deemed to include:

(a) in the case of a Change in Control, any Bain Securities not transferred pursuant to such Change in Control, the value of which shall be the price per security based on the amount that the holders of Bain Securities would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the after-tax net proceeds following a hypothetical sale of all the assets of the Company at the Change in Control value;

(b) in the case of a Public Offering of the Company or Newco, any Equity Securities (or equity securities of Newco, where applicable) retained by the Bain Investors, the value of which shall be their Implicit Pre-IPO Value; and

(c) in the case of a Public Offering of a Subsidiary of the Company, any amount that the holders of Bain Securities would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the after-tax net proceeds following a hypothetical sale of all the assets of the Company at the Public Offering value.

“Bain Outflows” means, without duplication, as of any measurement date, all cash payments made (either directly or indirectly) by the Bain Investors (on a cumulative basis) with respect to or in exchange for the Bain Securities (whether such payments are made to the Company or any third party).

“Bain Investor” means each of the parties set forth on the Schedule of Bain Investors, any of their Affiliates to whom any interest in the Company has been assigned or transferred and any of their Affiliates that subscribe for any interest in the Company.

“Bain Investor Sale Notice” shall have the meaning provided in Section 5(a).

“Bain Securities” means (i) the securities issued by the Company to the Bain Investors, (ii) any other Equity Securities of the Company held by the Bain Investors, and (iii) any securities issued or issuable directly or indirectly with respect to the securities referred to in (i) or (ii) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange, notwithstanding any subsequent Transfer or assignment to other holders thereof. Such Securities shall continue to be Bain Securities in the hands of any transferee that is an Affiliate of a Bain Investor.

“Board” means the board of directors of the Commandité, as constituted from time to time.

“Business” means such of the business, assets and shares of certain companies comprising the Styron group which are the subject of the acquisitions under the Acquisition Agreement.

“Business Day” means any day (other than a Saturday or Sunday or legal holiday) on which banks in New York, USA, London, England and the Grand Duchy of Luxembourg are open for business.

“Call Option” shall have the meaning provided in Section 9(b).

“Call Option Exercise Notice” shall have the meaning provided in Section 9(b)(iv).

“Call Option Exercise Period” shall have the meaning provided in Section 9(b)(iv).

“Calling Person” means any Person that exercises its right to purchase Executive Securities pursuant to the Call Option.

“Catch up Amount” an amount in cash equal to the amount that an Executive would have been entitled to receive in respect of any distribution by the Company in connection with his Incentive Securities which are not Vested Securities, had such Incentive Securities been Vested Securities on the date of such distribution, plus any interest on such amount actually earned by the Company (if cash), it being agreed that the Company shall not be required to invest any Catch up Amount.

“Cause” shall have the meaning provided in the Employment Agreement.

“Change in Control” shall have the meaning provided in the Employment Agreement.

“Class B Ordinary Shares” means the ordinary shares of the Company designated as Class B Ordinary Shares in accordance with the Articles of Association.

“Class C Ordinary Shares” means the ordinary shares of the Company designated as Class C Ordinary Shares in accordance with the Articles of Association.

“Class D Ordinary Shares” means the ordinary shares of the Company designated as Class D Ordinary Shares in accordance with the Articles of Association.

“Class E Ordinary Shares” means the ordinary shares of the Company designated as Class E Ordinary Shares in accordance with the Articles of Association.

“Class F Ordinary Shares” means the ordinary shares of the Company designated as Class F Ordinary Shares in accordance with the Articles of Association.

“Class H Ordinary Shares” means the ordinary shares of the Company designated as Class H Ordinary Shares in accordance with the Articles of Association.

“Class I Ordinary Shares” means the ordinary shares of the Company designated as Class I Ordinary Shares in accordance with the Articles of Association.

“Class J Ordinary Shares” means the ordinary shares of the Company designated as Class J Ordinary Shares in accordance with the Articles of Association.

“Class K Ordinary Shares” means the ordinary shares of the Company designated as Class K Ordinary Shares in accordance with the Articles of Association.

“Class L Ordinary Shares” means the ordinary shares of the Company designated as Class L Ordinary Shares in accordance with the Articles of Association.

“Co-Invest Securities” means collectively, (i) the Class B Ordinary Shares, the Class C Ordinary Shares, the Class D Ordinary Shares, the Class E Ordinary Shares, the Class F Ordinary Shares, held by or issued to the Executive, (ii) the preferred equity certificates issued by the Company on or about August 8, 2012, held by the Executive, and (iii) any Securities issued or issuable directly or indirectly with respect to the securities referred to in (i) or (ii) above, by way of conversion or exchange.

“Commandité” shall have the meaning provided in the preamble.

“Company” shall have the meaning provided in the preamble.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common control with”) shall mean in respect of a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Deed of Adherence” means a deed of adherence pursuant to which the party thereto agrees to be bound by the terms of this Agreement in the form set out in Exhibit C or in such other form as is approved by the Commandité.

“Determination Date” means, with respect to each issuance of Securities, the applicable date set forth on Exhibit B.

“Disability” shall have the meaning provided in the Employment Agreement.

“Disagreement Notice” shall have the meaning provided in Section 10(c).

“Employment Agreement” shall mean the employment agreement entered into as of April     , 2013 by and among Styron US Holding, Inc., the Company and the Executive, as amended, restated or modified from time to time.

“Emergency Equity Offering” shall have the meaning provided in Section 11(b).

“Equity Securities” shall mean (i) any Securities that entitle the holder thereof to receive unlimited dividends and/or to participate in the surplus assets of the Company on a liquidation or (ii) any option or right that is exchangeable or exercisable or convertible into the Securities referred to in (i) above.

“Executive Securityholder” means (i) the Executive, (ii) any assignee or transferee of any interest in the Company directly from the Executive and (iii) any other Person who becomes a holder of Executive Securities in a manner contemplated by this Agreement and becomes a party hereto by executing a Deed of Adherence in accordance with Section 4(f).

“Executive Securities” means (i) the Securities issued to the Executive pursuant to this Agreement, (ii) any other Securities held by any Executive Securityholder, and (iii) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in (i) or (ii) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange. Such securities shall continue to be Executive Securities in the hands of any holder (except for the Company, the Bain Investors and transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Securities shall succeed to all rights and obligations attributable to the Executive as a holder of Executive Securities hereunder.

“Executive Valuator” shall have the meaning provided in Section 10(d).

“Fair Market Value” means, with respect to any Security or Securities, the cash proceeds that the holder of the Security would be entitled to receive, following a hypothetical liquidating distribution of the Company, where the aggregate proceeds to be distributed equal the net proceeds following a hypothetical sale of all the assets of the Company at their market value, as determined in accordance with Section 10. Fair Market Value of securities shall be determined without discounts for lack of marketability or minority interest.

“Family Member” means, with respect to any natural person, such person’s parents (whether natural or by adoption), spouse and descendents (whether natural or by adoption) and any trust, limited partnership or other entity solely for the benefit of that person and/or that person’s parents, spouse and or descendents.

“Good Leaver” shall mean a person whose Termination is a result of the events set forth in clauses (A), (B) or (C) of clause (I) in the final paragraph of Section 2(e).

“Good Reason” shall have the meaning provided in the Employment Agreement.

“Historical Securities” shall have the meaning provided in Section 2(a).

“Implicit Pre-IPO Value” shall:

(a) in the event that a primary offering of shares shall occur, be equal to (1) the Total Price to the Public divided by the percentage (stated as a decimal) that the number of shares of Newco Common sold pursuant to the Public Offering represents of the total number of shares of Newco Common to be outstanding immediately following the Public Offering, minus (2) the Primary Offering Proceeds; and

(b) in the event only a secondary sale of shares shall occur, be equal to (1) the total number of shares of Newco Common multiplied by (2) the Per Share Price.

For the purposes of this definition, “Primary Offering Proceeds” means the number of shares of Newco Common sold in the primary offering (which may be zero) in connection with the Public Offering, multiplied by the Per Share Price. “Per Share Price” means, in connection with any Public Offering, the price set out or that would be set out on the cover page of a prospectus for such Public Offering under the caption “Price to Public” (or any similar caption) and opposite the caption “Per Share” (or any similar caption), less the per share allocation of the underwriting discounts and commissions and expenses incurred by the Company in connection with the Public Offering. “Total Price to the Public” means the Per Share Price multiplied by the number of shares of Newco Common sold pursuant to the Public Offering.

“Incentive Securities” means collectively, (i) the Class H Ordinary Shares, the Class I Ordinary Shares, the Class J Ordinary Shares, the Class K Ordinary Shares and the Class L Ordinary Shares issued to or held by the Executive and (ii) any Securities issued or issuable directly or indirectly with respect to the Securities referred to in (i) above by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a recapitalization or exchange, notwithstanding any subsequent transfer or assignment to other holders thereof.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, does not beneficially own any of the Company’s Ordinary Shares, who is not Controlling, Controlled by or under common Control with any Person who beneficially owns any of the Company’s Ordinary Shares and who is not the spouse or descendent (by birth or adoption) of any such Person or a trust for the benefit of such Person and/or such other Persons.

“Independent Valuator” shall have the meaning provided in Section 10(e).

“Investment Agreement” means the Investor Subscription and Shareholder Agreement entered into on June 17, 2010 amongst the Company and the investors named therein, as amended, restated or modified from time to time.

“Investment Termination Date” means the date on which (i) the Bain Investors cease to hold any Bain Securities or (ii) all of the operating assets of the Company and its Subsidiaries have been sold to an Independent Third Party.

“Material Cooperation Violation” shall have the meaning provided in the Employment Agreement.

“Material Covenant Violation” shall have the meaning provided in the Employment Agreement.

“MCV Date” shall have the meaning provided in Section 8.

“MCV Securities” shall have the meaning provided in Section 8.

“New Securities” shall have the meaning provided in Section 2(a).

“Newco” shall have the meaning provided in Section 7(b)(i).

“Newco Common” shall have the meaning provided in Section 7(b)(i).

“Ordinary Shares” means as at the date hereof, collectively the Class B Ordinary Shares, the Class C Ordinary Shares, the Class D Ordinary Shares, the Class E Ordinary Shares, the Class F Ordinary Shares, the Class H Ordinary Shares, the Class I Ordinary Shares and the Class J Ordinary Shares, the Class K Ordinary Shares and the Class L Ordinary Shares, and any other ordinary shares of the Company created from time to time and designated as “Ordinary Shares” under the Articles of Association.

“Original Cost” means, with respect to any Security, the original subscription price paid to the Company by the original subscriber for such Security.

“Participating Securityholder” shall have the meaning provided in Section 5(b).

“Performance Threshold” shall have the meaning provided in Section 2(f).

“Performance Vesting Incentive Securities” shall have the meaning provided in Section 2(d)(i).

“Permitted Transferee” shall have the meaning provided in Section 4(c).

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or government entity, or any department, agency or political subdivision thereof, or any other entity including without limitation any unincorporated organization, syndicate, or affiliated group.

“Post Termination Period” shall have the meaning provided in Section 9(b)(i).

“Power of Attorney” means the power of attorney substantially in the form set out in Exhibit D.

“Previous Agreement” shall have the meaning provided in the recitals.

“Public Offering” means the first public offering and sale of the Equity Securities of the Company, a Newco or a Subsidiary to the public, pursuant to an effective registration or an effective listing or qualification on a securities market in accordance with applicable requirements (including the Securities Act, if applicable).

“Public Sale” means a Public Offering or any sale of Equity Securities of the Company, a Newco or a Subsidiary, as the case may be, through a broker, dealer or market maker pursuant to the securities regulations of the relevant jurisdiction(s), or, in connection with a merger with a publically traded company, any combination or exchange of Equity Securities for securities in the merged entity (provided the merged entity is a publically traded company).

“Registration Rights Agreement” means an agreement substantially in the form set out in Exhibit F.

“Relative” shall have the meaning provided in Section 3(g).

“Sale of the Company” means a bona fide, arm’s length transaction with an Independent Third Party or group of Independent Third Parties involving: (i) a sale of assets pursuant to which such Independent Third Party or group of Independent Third Parties acquire all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis in one transaction or series of related transactions; (ii) any sale of the Investor Securities (as defined in the Investment Agreement) resulting in such Independent Third Party or group of Independent Third Parties acquiring more than 50% of the economic interest or the voting power in the Company or the power to elect a majority of the entire Board in one transaction or series of related transactions; (iii) a merger, consolidation or issuance which accomplishes one of the foregoing; or (iv) a similar transaction with a like economic effect.

“Securities” means (i) securities issued by the Company and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in (i) above, by way of a dividend or split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization including a capitalization or exchange, notwithstanding any subsequent Transfer or assignment to other holders thereof. For the avoidance of doubt, Securities shall include without limitation the Executive Securities and the Bain Securities.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Rights Ownership” when used with reference to any Person’s ownership of any securities of any entity, means ownership by the relevant Person of the economic and other legal rights attaching to the relevant securities of such entity, which for the avoidance of doubt shall include ownership of such rights directly through ownership of title to such securities or indirectly through one or more entities Controlled by the relevant Person; provided that, if the relevant Person does not own 100% of any Controlled intermediate holding vehicle, then his/her Security Rights Ownership in the relevant securities shall be proportionately reduced (i.e. if the relevant Person owns 80% of an intermediate vehicle that owns 90% of the relevant securities of a subsidiary entity, then the relevant Person’s Security Rights Ownership in the relevant securities of the subsidiary entity shall be deemed to be 72%).

“Securityholder” means, at any time, a holder of Securities at such time.

“Sellers” shall mean the sellers of the Business pursuant to the Acquisition Agreement.

“Subscription Price” has the meaning provided in Section 2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any or all other Person(s) of which a majority of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by such Person or one or more of such Person’s other Subsidiaries or a combination thereof. For the purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or if such Person or Persons Control such entity.

“Supervisory Board” shall have the meaning provided in the Articles of Association.

“Termination” means the termination of the Executive’s employment with the Company and its Subsidiaries.

“Termination Date” shall mean the actual date of the Executive’s Termination.

“Termination Notice” shall have the meaning provided in Section 9(a).

“Time Vesting Incentive Securities” shall have the meaning provided in Section 2(d)(i).

“Transfer” shall have the meaning provided in Section 4(a).

“Transferring Securityholder” has the meaning provided in Section 5(a).

“Unvested Post-Termination Securities” shall have the meaning provided in Section 9(b)(i).

“Unvested Securities” means those Executives Securities which at any time are not Vested Securities.

“Vested Securities” shall mean (i) the Co-Invest Securities, if any, (ii) those Incentive Securities which at the relevant time have vested in accordance with this Agreement.

2. Execution, Subscription and Issuance of Executive Securities.

(a) Subscription and Settlement of the Executive Securities. On or about the date of the execution of this Agreement, the Executive shall subscribe for the number of Executive Securities set forth opposite each class of Securities under the column “New Securities: Number” in Exhibit B at the respective aggregate price for such Executive Securities set forth opposite each such class under the column “New Securities: Price” in Exhibit B (the “Subscription Price”), subject to Section 2(b) below, the Company shall issue and allot to the Executive, such number of Executive Securities (collectively, the “New Securities”). The parties acknowledge that pursuant to the Previous Agreement, as amended, the Executive subscribed for, and the Company issued to the Executive, the number of Executive Securities set forth opposite each class of Securities under the column “Historical Securities: Number” in Exhibit B (collectively, the “Historical Securities”).

(b) Conditions to Issuance of Executive Securities. The obligation of the Company to issue New Securities to the Executive shall be subject to the following conditions:

(i) the representations and warranties set forth in Section 3 below shall be true and accurate in all material respects with respect to the Executive on the date hereof and the date of subscription;

(ii) the Executive shall have settled the aggregate Subscription Price for the New Securities by payment to the Company in cash (by electronic transfer in immediately available funds) of the aggregate Subscription Price within the time period set forth in Section 2(a) above; and

(iii) the Executive shall have executed and delivered the Power of Attorney.

(c) Subscription. Subject to the fulfillment of the conditions in Section 2(b) above, the Company shall effect a share capital increase and issue the relevant Executive Securities. Immediately following the issuance of the Executive Securities, the Company shall revise the Company’s securityholder register to record the Executive or, if applicable, his/her nominee or custodian, as the holder of the number of Executive Securities set forth opposite each class of Securities under the column “Aggregate Securities: Number” in Exhibit B.

(d) Vesting of Incentive Securities.

(i) Types of Vesting. (x) 100% of all of the Incentive Securities issued as New Securities and (y) 75% of all the Incentive Securities issued as Historical Securities, in each case to the Executive will be subject to time vesting in accordance with Section 2(e) (the “Time Vesting Incentive Securities”). The remaining 25% of all the Incentive Securities issued as Historical Securities to the Executive will performance vest in accordance with Section 2(f) (the “Performance Vesting Incentive Securities”).

(ii) Continuous Employment. Other than as stated in clause (I) of the final paragraph of Section 2(e) below, the Time Vesting Incentive Securities shall only vest if the Executive remains in the continuous employment of the Company or any of its Subsidiaries between and including the date hereof and the applicable vesting date (as determined in accordance with Section 2(e) below).

(iii) Catch-up. No Executive Securityholder will be entitled to receive any amounts distributed in respect of his Incentive Securities (including by way of redemption or repurchase of securities) until such time as they have vested in accordance with this Agreement. In the event that the Company has made any distributions with respect to its Ordinary Shares (including by way of redemption or repurchase of securities):

(1) prior to an Executive Securityholder’s Time Vesting Incentive Securities becoming Vested Securities, if and when such Time Vesting Incentive Securities become Vested Securities, the Company shall pay to such Executive Securityholder the Catch up Amount in respect thereof; and

(2) prior to an Executive Securityholder’s Performance Vesting Incentive Securities becoming Vested Securities, if and when such Performance Vesting Incentive Securities become Vested Securities in accordance with Section 2(f) below, the Company will pay to such Executive Securityholder the Catch up Amount in respect thereof.

(iv) Catch up Amount Account. The Company shall retain an amount equal to the aggregate Catch up Amount to which each Executive Securityholder is entitled pursuant to this Section 2 until such time as the Catch up Amount in respect of such Executive Securityholder’s Time Vesting Incentive Securities or Performance

Vesting Incentive Securities (as applicable) becomes payable in accordance with Section 2(d)(iii). Upon the Executive’s Termination Date or the Investment Termination Date, the portion of the Catch up Amount attributable to Unvested Securities shall be forfeited by the Executive Securityholders and retained by the Company. The Catch up Amount for all Executive Securityholders shall be retained in the same account.

(e) Time Vesting Incentive Securities. Time Vesting Incentive Securities will vest and become Vested Securities as follows:

(i) with respect to New Securities, 40% of each class will vest and become Vested Securities on the applicable Determination Date;

(ii) with respect to the New Securities, 20% of each class will vest and become Vested Securities on each of the first, second and third anniversaries of the applicable Determination Date;

(iii) with respect to Historical Securities, 68.75% of each class previously vested and became Vested Securities;

(iv) with respect to Historical Securities, 6.25% of each class will vest and become Vested Securities on each of (a) June 17, 2013, (b) September 17, 2013, (c) December 17, 2013, (d) March 17, 2014 and (e) June 17, 2014.

Notwithstanding the foregoing, (I) if the Executive’s Termination is a result of (A) the Executive’s death or permanent Disability, (B) a Termination of the Executive by the Company or one of its Subsidiaries without Cause, or (C) the Executive’s voluntary resignation for Good Reason, the Time Vesting Incentive Securities which would have become vested and become Vested Securities in the 12 months following the Termination Date had the Executive’s employment continued for such 12 months shall vest and become Vested Securities on the Termination Date and (II) all Time Vesting Incentive Securities shall be deemed to be 100% vested upon consummation of a Change in Control (but excluding a Change in Control resulting from a Public Offering).

(f) Performance Vesting Incentive Securities. The Performance Vesting Incentive Securities will vest and become Vested Securities upon the occurrence of either a Change in Control or a Public Offering in which the Bain Inflows immediately following such Change in Control or Public Offering (as determined on the applicable measurement date) are at least two times (2x) the Bain Outflows (the “Performance Threshold”).

3. Representations and Warranties. In connection with the subscription and issuance of Executive Securities under the Previous Agreement, as amended, the Executive made certain representations and warranties, which are incorporated herein by reference, in connection with the subscription and issuance of Executive Securities hereunder and as a material inducement to the Company and the Bain Investors to enter into this Agreement, the Executive hereby represents and warrants to the Company and the Bain Investors with respect to himself that:

(a) This Agreement constitutes the legal, valid and binding obligation of the Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject.

(b) The Executive’s name and identity as represented herein are true and accurate and the subscription by the Executive of the Executive Securities and the execution, delivery and performance of this Agreement have been made freely and with the intent to enter into this Agreement by the Executive.

(c) The Executive is purchasing Executive Securities issued to him for such Executive’s own account (and not on behalf of any other persons) with the present intention of holding such Securities for the purposes of investment and not with a view to, or intention of, distribution thereof in violation of any applicable securities laws and the Executive Securities shall not be disposed of in contravention of any applicable securities laws, and the Executive understands and acknowledges that, if applicable, United States federal and state securities laws shall govern and restrict his/her or its right to offer, sell or otherwise dispose of any Executive Securities unless such offer, sale or disposal is registered and qualified under the Securities Act and applicable United States state securities laws, and the Executive agrees that he/she shall not offer, sell or otherwise dispose of any Executive Securities in contravention of any applicable securities laws or in any manner which would require the Company to file any registration statement with the United States Securities and Exchange Commission (or any similar filing under state law) or to amend or supplement any such filing or to cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other United States state or federal law.

(d) The Executive is (i) a resident of the jurisdiction set forth next to the Executive’s name on the signature page hereto, (ii) purchasing the Executive Securities in “compensatory circumstances” within the meaning of Rule 701 of the Securities Act or an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act, (iii) sophisticated in financial matters and able to evaluate the risks and benefits of the investment in the Executive Securities, (iv) able to bear the economic risk and lack of liquidity of his investment in the Executive Securities for an indefinite period of time and is able to bear the risk of loss of his/her entire investment in the Company, and (v) aware that the transfer of the Executive Securities may not be possible because (A) such transfer is subject to contractual restrictions on transfer set forth in this Agreement, and (B) the Executive Securities have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act and such applicable state securities laws or an exemption from such registration is available.

(e) The Executive (i) has not been convicted of any criminal offences (except road traffic or non-moving offenses not punishable by custodial sentence) and (ii) has not been notified of any insolvency or criminal proceedings filed, pending or threatened against him/her.

(f) The Executive has had an opportunity to ask questions and receive answers concerning the Executive Securities and has had full access to such other information concerning the Company as the Executive may have requested in making his decision to invest in the Company.

(g) Neither the Executive, nor, to his knowledge, any of his/her direct relatives (parents, grandparents, spouse, siblings, children), as the case may be (each, a “Relative”) is a party to a contract with the Sellers or any person affiliated to any Seller, or has personal interests in connection with such contract.

(h) Except for the existing employment, business manager or consultancy agreements (including all amendments and supplements thereto), as applicable between the Executive and the Company or any of its direct or indirect Subsidiaries, there are no agreements between the Executive or, to his knowledge, a Relative, on the one side and the Company or any of its direct or indirect Subsidiaries on the other side. Neither the Company nor any of its direct or indirect Subsidiaries has granted any security for the benefit of the Executive or a Relative. There are no relationships between the Company or any of its direct or indirect Subsidiaries and a third party, in which any of the aforementioned Persons (to the Executive’s knowledge, in the case of Relatives) has personal interests beyond those in the ordinary course of business.

(i) The Executive is not currently engaged in, and does not currently intend to pursue, any business activities, other than the Business or passive investment of assets.

(j) Except as disclosed in writing to the Bain Investors prior to the date hereof, no agreement or other circumstance exists on the basis of which the Executive or, to his/her knowledge, a Relative could claim or receive a payment or any other benefit in connection with the execution of this Agreement or the consummation of the acquisition that is the subject of the Acquisition Agreement.

(k) Neither the Executive nor, to his knowledge any Relative, is engaged in a business which conflicts with the Business, in particular:

(i) none of the aforementioned Persons are directly or indirectly active on behalf of a competing business enterprise not constituting the Business, nor do they have a capital interest in a competing enterprise, or in customers or suppliers that constitutes a material portion of such Persons’ current wealth, or reasonably foreseeable future wealth, such that a current conflict may exist; and

(ii) no agreement exists which would prevent the Executive from fulfilling his/her obligations under his/her employment or consultancy or business manager agreement with the Company or any of its direct or indirect subsidiaries.

4. Restrictions on Transfer of Executive Securities.

(a) General Restrictions on Transfer of Executive Securities. No Executive Securityholder shall sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in such holder’s Executive Securities (a “Transfer”) without the prior written consent of the Commandité, except pursuant to (i) Section 4(c) (Permitted Transfers), (ii) Section 5 (Tag Along Rights), (iii) Section 6 (Drag Along Right), (iv) Section 9 (Right to Purchase the Executive Securities), or (v) the Registration Rights Agreement in respect of such Executive Securityholder’s Vested Securities.

(b) Indirect Transfer Restriction. No Executive Securityholder will, without the prior written consent of the Commandité: (i) in the case of any Executive Securityholder that is not a natural Person, permit the issuance of additional interests in itself or any of its Affiliates; and (ii) make any transfer of any indirect interest in any Executive Securities which, if made by the direct holder of such Executive Securities, would not be permitted by the terms of this Agreement.

(c) Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the restrictions on Transfer set forth in this Section 4 shall not apply with respect to any Transfer of Executive Securities by a holder of Executive Securities to Permitted Transferees after delivering written notice of such Permitted Transfer to the Commandité. For the purposes of this Agreement, “Permitted Transferees” shall mean holders of Executive Securities by way of a Transfer (i) pursuant to applicable laws of descent and distribution or (ii) among the Executive’s Family Members; provided that the restrictions contained in this Section 4(c) will continue to be applicable to the Executive Securities after any such Transfer and any Executive Securities Transferred pursuant to this Section 4 shall be returned to the transferor promptly upon the transferee ceasing to be a Family Member of the Executive Securityholder. The Company hereby undertakes to give effect to any Transfer of Executive Securities which is expressly permitted by, and transferred in accordance with, this Agreement.

(d) Transfer Procedures. Prior to transferring any Executive Securities (other than pursuant to Section 5 (Tag Along Rights), Section 6 (Drag Along Right), Section 9 (Right to Purchase the Executive Securities) or a Public Sale) to any Person (including, for the avoidance of doubt, a Permitted Transferee), the transferring Executive Securityholder shall cause the prospective transferee to be bound by this Agreement by executing and delivering to the Company a Deed of Adherence (in accordance with Section 4(f) below) and a Power of Attorney; provided that such prospective transferee may not be required to make the representations and warranties set forth in Section 3 of this Agreement.

(e) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Securities in violation of any provision of this Agreement shall be void and of no effect, and the Company shall not give effect to such Transfer nor record such Transfer on its books or treat any purported transferee of such Executive Securities as the owner of such Executive Securities for any purpose.

(f) Execution of Deed of Adherence. In the event that any Person who is not a holder of Executive Securities on the date hereof subsequently becomes a holder of Executive Securities through a Transfer in accordance with the terms of this Agreement, such Person shall execute and deliver a Deed of Adherence to the Company prior to such Transfer or issuance. Any Person who has entered into a Deed of Adherence pursuant to this Agreement shall have the benefit of and be subject to the burden of all the provisions of this Agreement as if such Person was an original party hereto in the capacity designed in the Deed of Adherence and this Agreement shall be interpreted accordingly. Nothing in this provision shall be construed as requiring any party to perform again any obligation or discharge again any liability already performed or discharged or entitle any party to receive again any benefit already enjoyed. The Company undertakes that no Person shall be registered as a holder of Securities unless such Person has executed and delivered to the Company, on its own behalf and on behalf of all the other parties to this Agreement, a Deed of Adherence agreeing to be bound by this Agreement.

(g) Termination of Restrictions. Except as otherwise provided in Section 4(c) above and only for so long as such restrictions may continue to apply in accordance with applicable law, the restrictions set forth in this Section 4 shall continue with respect to each Executive Security until the occurrence of a Public Offering.

5. Tag Along Rights.

(a) Delivery of Investor Sale Notice. At least thirty (30) days prior to any Transfer or series of related Transfers of Bain Securities to a third party which results in the aggregate number of Securities held by the Bain Investors as of the date hereof being reduced by more than 20% (other than pursuant to (i) a Public Sale, (ii) any Transfer pursuant to the Registration Rights Agreement, (iii) any Transfer to employees, consultants or advisors (or any entity formed for the benefit of any of the foregoing), under a management incentive plan, or (iv) any pro rata redemption of securities by the Company) each Bain Investor making such Transfer or series of Transfers (the “Transferring Securityholder”) shall deliver a written notice (the “Bain Investor Sale Notice”) to the holders of Executive Securities, specifying in reasonable detail the identity of the prospective transferee(s), the number and types of securities to be transferred, the price and the other terms and conditions of the Transfer, including copies of any definitive agreements.

(b) Election to Participate. Any holder of Executive Securities may elect to participate (a “Participating Securityholder”) in the contemplated Transfer only with respect to his Vested Securities by, in each case, delivering written notice to the Transferring Securityholder within fifteen (15) days after delivery of the Bain Investor Sale Notice in accordance with Section 20. If any holders of Vested Securities have elected to participate in such Transfer, the Transferring Securityholder and such Participating Securityholders shall be entitled to sell in the contemplated Transfer as set out below.

(c) Pro Rata Participation. If any Executive Securityholder elects to participate in the contemplated Transfer, the Transferring Securityholder and each Participating Securityholder shall be entitled and under an obligation to sell in the contemplated Transfer such number of Bain Securities and Vested Securities, respectively, as is equal to the product of: (i) the quotient determined by dividing the number of Bain Securities or Vested Securities (as applicable) held by such transferring Person by the aggregate number of Securities then issued and outstanding (but excluding all Unvested Securities); and (ii) the total number of Securities to be sold in the contemplated Transfer. The foregoing calculation shall be applied separately with respect to each type of Security. Each Participating Securityholder shall be required, to the extent possible, to transfer all of such Participating Securityholder’s Vested Securities of the same type and in the same proportion as the Bain Securities proposed to be transferred by the Transferring Securityholder pursuant to the Bain Investor Sale Notice. Notwithstanding the foregoing, it is permissible for an Executive Securityholder to choose to participate in such Transfer only with respect to the Co-Invest Securities and not the Incentive Securities.

(d) Consideration. The consideration per Security for any Transfer by each Participating Securityholder pursuant to this Section 5 shall be equal to the proceeds that the Participating Securityholder would have been entitled to receive in relation his Securities if the aggregate net proceeds received in the Transfer to which this Section 5 applied were to be paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles.

(e) Prospective Transferees. No Transferring Securityholder shall Transfer any of its Bain Securities to any prospective transferee described in Section 5(a) unless: (i) simultaneously with such Transfer, each such prospective transferee purchases from the Participating Securityholders the Vested Securities which the Participating Securityholders are entitled to sell to the prospective transferee pursuant to Sections 5(b) to 5(d) (inclusive) above on terms and conditions no less favorable than those applying to the Transferring Securityholders; or (ii) if such prospective transferee declines to allow the participation of the Participating Securityholders, simultaneously with such transfer, the Transferring Securityholder purchases (on terms and conditions no less favorable that those on which its own Securities are sold to the transferee) the number of Vested Securities from the Participating Securityholder which such Participating Securityholder would have been entitled to sell pursuant to Sections 5(b) to 5(d) (inclusive). If the prospective transferee fails to purchase Vested Securities from any Participating Securityholder as to which such Participating Securityholder has exercised its rights under this Section 5 and the Transferring Securityholder fails to purchase such Vested Securities from the Participating Securityholder, the Transferring Securityholder shall not be permitted to make the proposed Transfer and any such attempted Transfer shall be subject to the penalty provisions of Section 4(e).

(f) Actions. Each holder of Executive Securities transferring Securities pursuant to this Section 5 or Section 6 below shall:

(i) in such Person’s capacity as a Securityholder, be obligated (a) to provide reasonable representations and warranties, customary for Transfers of this kind, with respect to title to and ownership of such Person’s Executive Securities and such Person’s capacity to enter into and be bound by the Transfer agreement, (b) to provide the representations and warranties, if any, to be provided by the Transferring Securityholder with respect to the Company and its Subsidiaries and their business, (c) join on a pro rata basis (based on the amount of proceeds to be received) in any indemnification or other obligation that the Transferring Securityholder agrees to provide with respect to such representations and warranties and (d) take all other customary, necessary or desirable actions as reasonably requested by the Transferring Securityholder in connection with the Transfer; and

(ii) if such holder of Executive Securities shall be an Executive on the date of Transfer, in such Person’s capacity as an Executive provide such representations and warranties, in addition to any representations and warranties provided by the Transferring Securityholder, as may be requested by the transferees; provided that such representations and warranties (x) are reasonable and customary, (y) are consistent with current market practice at the time of the Transfer for transactions of that kind and (z) shall, at a minimum, include the representations and warranties provided in Section 3 above.

(g) Costs. All costs incurred by an Executive Securityholder in connection with a Transfer of his/her Executive Securities pursuant to this Section 5 shall be borne solely by such Executive Securityholder. In addition, such Executive Securityholder will bear (out of the proceeds of the Transfer of his Executive Securities) his pro rata share (based on the amount of consideration received by him/it pursuant to this Section 5) of the costs incurred by the Company, the Commandité and/or the Transferring Securityholder in connection with the sale of such Executive Securityholder’s Executive Securities to the extent that such costs are incurred for the benefit of all of the holders of the Securities being sold pursuant to such Transfer, other than costs that are solely costs of the Bain Investors.

(h) Termination. The rights granted pursuant to this Section 5 shall terminate upon the termination of the restrictions on Transfer, as set forth in Section 4(g).

6. Drag Along Right.

(a) Approved Sale. If at any time the Bain Investors or the Board decide to effect a Sale of the Company (an “Approved Sale”), the Bain Investors or the Board may deliver a written notice (an “Approved Sale Notice”) with respect to such proposed Approved Sale at least 10 Business Days prior to the anticipated closing date of such Approved Sale to each Executive Securityholder with the material details of the transaction. In connection with an Approved Sale, each Executive Securityholder shall (i) conduct itself in a manner conducive to maximizing the aggregate sale proceeds; (ii) raise no objections against, such sale or the process pursuant to which such sale was arranged; (iii) waive any dissenter’s rights, appraisal rights or similar rights to such sale, if such sale is structured as a merger or consolidation; (iv) vote for and consent to any such Approved Sale; and (v) upon request from the Board or the Bain Investors, transfer a proportionate number of such Executive’s Executive Securities or rights to acquire Securities on the terms and conditions approved by the Board for all Securities that are the subject of the Approved Sale. Each Executive Securityholder shall take all necessary or desirable actions in connection with the consummation of the Approved Sale as reasonably requested by the Bain Investors or the Board. If the Bain Investors do not exercise their rights under this Section 6, any Transfer will be subject to Section 5 (Tag Along Rights).

(b) Distributions upon an Approved Sale. In the event of an Approved Sale, each Executive Securityholder who has been sent an Approved Sale Notice shall receive in exchange for each Vested Security transferred, the price per Vested Security that the Executive Securityholder would have been entitled to receive in relation his Vested Securities if the aggregate net proceeds received in the Transfer to which this Section 6 applied were to be paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles. To the extent any Vested Incentive Securities of the Executive Securityholder have been transferred as a result of the Executive Securityholder having received an Approved Sale Notice (the “Dragged Vested Incentive Securities”), the Executive Securityholder will be entitled to receive on any subsequent sale of Bain Securities by one or more Bain Investors any amounts that he would have received had (i) he been holding his Dragged Vested Incentive Securities at the time of any such subsequent sale and (ii) the aggregate net proceeds received in the subsequent sales been paid as a liquidating distribution of the Company in accordance with the terms of this Agreement and the Articles.

(c) Costs. Each Executive Securityholder who sells Executive Securities pursuant to this Section 6 will bear (out of the proceeds of sale of his Executive Securities) his pro rata share (based on the amount of consideration received by such Executive Securityholder pursuant to such Approved Sale) of the costs incurred by the Company, the Commandité and/or the Transferring Securityholder in connection with the sale of such Executive Securities to the extent that such costs are incurred for the benefit of all of the holders of the Securities being sold pursuant to such Approved Sale.

(d) All Executives Securityholders who sell Executive Securities pursuant to this Section 6 shall provide the same indemnities, representations and warranties and shall take all actions required under Section 5(f).

(e) Termination. The provisions of this Section 6 shall terminate upon the termination of the restrictions on Transfer, as set forth in Section 4(g).

7. Public Offering.

(a) By the Company. If at any time the Board approves a Public Offering, each holder of Executive Securities (in his/her capacity as a Securityholder) shall vote for and consent to (to the extent it has any voting or consent right) and raise no objections against such Public Offering and each holder of Executive Securities shall take all reasonable actions in connection with the consummation of such Public Offering as requested by the Board and consistent with current market practice at the time of such Public Offering (including, without limitation, those actions described in Section 7(c) below).

(b) Reorganization. In connection with any Public Offering subject to this Section 7, each holder of Executive Securities shall agree to effectuate such Public Offering as follows:

(i) If the public company vehicle (“Newco”) is to be a Luxembourg entity, the Company shall be converted into a société anonyme (public company with limited liability or S.A.) under the laws of the Grand Duchy of Luxembourg, and the shares held by the holders will be reclassified as described below into the securities of Newco to be offered in such Public Offering (the “Newco Common”); or

(ii) If the Board and the managing underwriters agree that it will be more beneficial to either the Bain Investors or the Public Offering to effect the Public Offering using a Newco or a Subsidiary organized under the laws of a jurisdiction other than Luxembourg, the Company shall form or, if applicable, reorganize or recapitalize such entity, and the holders of Executive Securities shall, if requested by the Board, contribute all of their Securities to such Newco or Subsidiary in exchange for common stock in Newco or the relevant Subsidiary.

The Newco Common issued to the holders of Executive Securities shall be allocated among such holders so that, immediately after such exchange, each such holder of Executive Securities holds

Newco Common having an aggregate value (based on the Public Offering price to the public) equal to the amount which such holder of the Executive Securities would have received if, immediately prior to such exchange, the Company had distributed to the Securityholders an aggregate amount equal to the Implicit Pre-IPO Value of the Newco Common in a complete liquidation. Shares of Newco Common shall be allocated among such holders as determined by the rights and preferences set out in the Articles of Association.

(c) Cooperation. Subject to the terms and conditions of this Section 7, each holder of Executive Securities in such Person’s capacity as such, agrees that it shall assist and cooperate with the other holders of Securities and the Board in doing all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, any Public Offering and shall otherwise act in a manner conducive to maximizing the aggregate offering proceeds. Each holder of Executive Securities agrees that if he/she is an Executive on the date of the Public Offering, such Person shall, in his/her capacity as an Executive, provide such representations and warranties as may be reasonably requested by the underwriters, in addition to any representations and warranties provided by him/her in such Person’s capacity as a Securityholder; provided that such representations and warranties shall be (x) reasonable and customary and (y) consistent with current market practice at the time of the Public Offering. Subject to the terms and conditions of this Section 7, each of the Company (on behalf of itself, and to the extent applicable, on behalf of Newco and its Subsidiaries) and each holder of Executive Securities agrees that it shall not take any actions inconsistent with the procedures set out in this Section 7 or that would otherwise undermine the process for a Public Offering undertaken in accordance with this Section 7. The parties agree that they may carry out or change the form of the reorganization contemplated in Section 7(b) so as to maximize the aggregate tax efficiencies associated with such reorganization, taking into account the tax position of all the Securityholders; provided that, notwithstanding the foregoing and for the avoidance of doubt, any such reorganization may negatively affect the tax position of individual Securityholders. Furthermore, the parties agree that, in the event that any prospective Public Offering is not consummated, and the Board shall so elect, they will assist and cooperate with the other holders of Securities and the Board in doing all things necessary to reverse as expeditiously as reasonably practicable any reorganization of the Company and its Subsidiaries and, to the extent reasonably practicable, to return the Company and Subsidiaries to their corporate forms and capitalization prior to any reorganization or recapitalization.

(d) Waiver. Without limiting the generality of the foregoing, each holder of Executive Securities hereby waives any dissenter’s rights, appraisal rights or similar rights in connection with any recapitalization, reorganization and/or exchange pursuant to this Section 7.

(e) Registration Rights. In the event that the Bain Investors become entitled to any registration rights in connection with any Public Sale, the Executive Securityholders shall, solely with respect to their Vested Securities and only to the extent consistent with applicable law, have the right to participate in such Public Sale on a pro rata basis with the Bain Investors participating therein (such Executive Securityholder’s “Participating Percentage”), subject to reasonable cutbacks determined by the managing underwriters and the Registration Rights Agreement; provided that, to the extent an Executive Securityholder did not have enough Vested Securities to be able to sell his full Participating Percentage at the time of the original sale, such Executive Securityholder shall (subject to reasonable cutbacks determined by the managing underwriter) be entitled to participate on the next secondary offering also with such number of Vested Securities equal to the difference between the Executive Securityholder’s Participating Percentage and the number of Vested Securities sold by such Executive Securityholder in the original sale (including any Vested Securities that were cutback from the original sale as determined by the managing underwriters). Each Executive Securityholder who elects to participate in a Public Sale pursuant to this Section 7(e) shall enter into a Registration Rights Agreement.

8. “Material Covenant Violation” or a “Material Cooperation Violation.” In the event of a Material Covenant Violation or a Material Cooperation Violation (each, as defined in the Employment Agreement), (i) any Incentive Securities which have not at the time of such Material Covenant Violation or a Material Cooperation Violation (the “MCV Date”) become Vested Securities and (ii) any Incentive Securities that became Vested Securities in the preceding 6-month period ((i) and (ii) together, the “MCV Securities”) may be purchased by the Company or the Bain Investors or such other Person as the Bain Investors may identify, at the lower of Fair Market Value and their Original Cost in accordance with the procedures set forth below in Section 9(b)(iv).

9. Right to Purchase the Incentive Securities.

(a) Call Option - Non-Achievement of Performance Threshold. In the event that the Performance Vesting Incentive Securities do not become Vested Securities as a result of the Performance Threshold not being achieved upon a Change in Control or Public Offering in accordance with Section 2(f), such Performance Vesting Incentive Securities may be purchased by the Company or the Bain Investors or such other Person as the Bain Investors may identify, at the lower of Fair Market Value and their Original Cost in accordance with the procedure set forth in Section 9(b)(iv).

(b) Call Option. In the event the Executive ceases to be employed by the Company or any of its Subsidiaries, the Incentive Securities then held by the Executive (or his Permitted Transferees, as applicable) may be purchased by the Company or the Bain Investors or such other Person as the Bain Investors may identify, in accordance with the procedure set forth in Section 9(b)(iv) (the “Call Option”).

(i) Good Leaver. If the Executive is a Good Leaver, then at any time on or after the Executive’s Termination Date, the Company or the Bain Investors, as applicable, may purchase all or any portion of the Incentive Securities which are Vested Securities at Fair Market Value and, subject to the proviso below in this Section 9(b)(i), the entire portion of the Incentive Securities which are Unvested Securities at the lower of their Fair Market Value and their Original Cost in accordance with the procedures set forth in Section 9(b)(iv), provided that, the Executive (or any of his Permitted Transferees, if applicable) shall be permitted for a period of 12 months from the Executive’s Termination Date (the “Post Termination Period”) to retain any of the Unvested Performance Vesting Incentive Securities (the “Unvested Post-Termination Securities”). If during the Post Termination Period, the Performance Threshold is achieved in connection with a Change in Control or Public Offering, the Unvested Post-Termination Securities shall become Vested Securities (and shall, for the avoidance of doubt, be treated as Vested Securities for all purposes of this Agreement). If, however, the Performance Threshold is not achieved during the Post Termination Period, after the expiration of such period, the Unvested Post-Termination Securities shall no longer be capable of vesting and may be purchased at the lower of their Fair Market Value and their Original Cost in accordance with the procedures set forth in Section 9(b)(iv).

(ii) Medium Leaver. If an Executive’s Termination is the result of the Executive’s voluntary resignation without Good Reason, then on or after the Executive’s Termination Date, the Company or the Bain Investors, as applicable, may purchase (a) all or any portion of the Incentive Securities which are Vested Securities at Fair Market Value (provided, that, if Executive provides the Company with less than one years’ notice prior to Executive’s intended effective date of his voluntary resignation without Good Reason, then, notwithstanding the foregoing, on or after the Executive’s Termination Date, the Company or the Bain Investors, as applicable, may purchase all or any portion of the Incentive Securities which are both New Securities and Vested Securities at the lower of their Fair Market Value and their Original Cost and the portion (if any) of the balance of the Catch up Amount attributable to the Executive’s vested New Securities (and any vested Incentive Securities of any Permitted Transferee thereof) shall be forfeited and retained by the Company) and (b) the entire portion of the Incentive Securities which are Unvested Securities at the lower of their Fair Market Value and their Original Cost, in each case in accordance with the procedures set forth below; provided, that, in the case of this Section 9(b)(ii), the Company’s election to accelerate the Executive’s Termination Date shall not be considered a Termination by the Company without Cause or constitute Good Reason hereunder and, accordingly, shall not entitle the Executive Securityholders to any vesting pursuant to clause (I) of the final paragraph of Section 2(e).

(iii) Bad Leaver. If the Executive’s Termination is the result of the Executive’s Termination by the Company or one of its Subsidiaries occurring for Cause, then on or after the Executive’s Termination Date, the Company or the Bain Investors, as applicable, may purchase all of the Incentive Securities (including both Vested Securities and Unvested Securities) at the lower of Fair Market Value and their Original Cost in accordance with the procedures set forth below and the portion (if any) of the balance of the Catch up Amount attributable to the Executive’s vested Incentive Securities (and any vested Incentive Securities of any Permitted Transferee thereof) shall be forfeited and retained by the Company.

(iv) Call Option Exercise Procedures. At the Board’s discretion, the Company or the Bain Investors or such other Person as the Bain Investors may identify, as applicable, may purchase and, except as otherwise provided below, the Executive Securityholders shall sell all or any portion of the Incentive Securities held by the Executive Securityholders, upon delivery, by the Company or the Bain Investors, as applicable, of a written notice (the “Call Option Exercise Notice”) to such Executive Securityholders (i) subject to clauses (ii), (iii) and (iv) below, during the 180-day period following the Executive’s Termination Date, (ii) with respect to Unvested Post-Termination Securities during the 180-day period commencing on the earlier of the date such Securities vest and the expiration of the Post Termination Period, (iii) with respect to any Performance Vesting Incentive Securities which have not become Vested Securities under Section 2(f), within 180 days following a Change in Control or Public Offering or (iv) with respect to the MCV Securities, during the 180-day period commencing on the MCV Date (each of the foregoing periods collectively, the “Call Option Exercise Period”). The Company may at any time during the Call Option Exercise Period assign its right to exercise the Call Option to the Bain Investors. The Call Option Exercise Notice will set forth the amount of such Incentive Securities to be acquired, the aggregate consideration to be paid for such Incentive Securities, the Board’s determination of Fair Market Value in accordance with Section 10(a) (if any Incentive Securities are to be purchased for a price equal to Fair Market Value) and the time and place for the anticipated closing of the transaction. If any of the Incentive Securities is held by Permitted Transferees, the Company or the Bain Investors, as applicable, shall purchase the Incentive Securities from such holder(s) pro rata according to the number of Incentive Securities held by such holder(s) at the time of delivery of such Call Option Exercise Notice (determined as nearly as practicable to the nearest Ordinary Share).

(v) Assignment Rights. If any of the Company or any Bain Investor (or its respective assignee) shall have elected to exercise its respective Call Option to purchase Incentive Securities, then at any time prior to the closing of such transaction, any of the Company or any Bain Investor (or its respective assignees) may resell such of the Incentive Securities as have been purchased, or assign the right to buy such Incentive Securities as would have been purchased, to any employee of the Company or its subsidiaries or any other designee in such amount(s) as the Board or such Bain Investor, as the case may be, shall determine in its respective full discretion and such employee or designee shall have agreed to purchase. Such offer shall be effective with respect to all or any portion of the Call Option.

(vi) Closing. The closing of the transactions contemplated by this Section 9(b) will take place on the date designated by the Company or the Bain Investors and in any event no later than the later of (a) the end of the Call Option Exercise Period and (b) the 10th day following the determination of Fair Market Value in accordance with Section 10. The Bain Investors and/or the Company, as the case may be, will pay for the Incentive Securities to be purchased pursuant to the Call Option by wire transfer of immediately available funds to the holder of such Incentive Securities, in the aggregate amount equal to the purchase price for such Incentive Securities. The Bain Investors and/or the Company, as the case may be, shall receive from each seller regarding the sale of the Incentive Securities to the relevant purchaser, representations and warranties that such seller has good and marketable title to the Incentive Securities to be transferred, free and clear of all liens, claims and other encumbrances and that such seller can validly enter into and be bound by the agreement of sale together with such other representations and warranties as may be reasonable and customary at the time of sale. If the Company elects to purchase any Incentive Securities subject to the Call Option (that are not to be resold or for which such purchase rights are not assigned pursuant to Section 9(b)(v)), the Incentive Securities so acquired by the Company shall be redeemed in accordance with the provisions of Article 49-8 of the law of 10 August 1915 on commercial companies, as amended.

(vii) Termination of Repurchase Right. The Call Option, and the associated rights of the Calling Person to purchase Executive Securities pursuant to Section 9(b) shall terminate upon the completion of a Public Sale or a Sale of the Company.

10. Fair Market Value.

(a) The Fair Market Value of Incentive Securities subject to the Call Right shall be determined by the Board in its good faith discretion and, to the extent any Incentive Securities are to be purchased for a price equal to Fair Market Value, included in the Call Option Exercise Notice, but shall be subject to adjustment in accordance with this Section 10.

(b) Fair Market Value shall be determined as at the Executive’s Termination Date.

(c) Within 30 days starting on the day after receipt of the Call Option Exercise Notice, the Executive shall notify the Board in writing if the Executive does not agree with the Board’s calculation of Fair Market Value (a “Disagreement Notice”).

(d) If the Executive does not provide the Board with a Disagreement Notice within the 30-day period referred to in Section 10(c), the calculation of the Fair Market Value provided by the Board shall be final and binding and shall constitute the Fair Market Value. If the Executive provides the Board with a Disagreement Notice within the 30-day period referred to in Section 10(c), the Executive may appoint a nationally recognized firm experienced in the valuation of private companies to determine the Fair Market Value (the “Executive Valuator”). The Company shall promptly provide all data reasonably requested by the Executive Valuator (including but not limited to financial data) which the Executive Valuator determines in good faith is necessary in order for it to determine Fair Market Value.

(e) If, within 60 days starting on the day after receipt of the Disagreement Notice (or such longer period as may be agreed by the Executive and the Board), the Executive (being advised by the Executive Valuator) and the Board have not agreed to the Fair Market Value, the Executive and the Board shall refer the matters in dispute to a nationally recognized independent firm of accountants agreed by the parties in writing. If the Executive and the Board are unable to agree on the appointment of an independent firm of accountants after a further 21 days, an independent firm of accountants will be appointed on the application of either party to the President at that time of the American Institute of Certified Public Accountants (the “Independent Valuator”) for the purposes of determining the Fair Market Value which shall be either the number originally included in the Call Option Exercise Notice or the number submitted by the Executive to the Independent Valuator.

(f) If the final Fair Market Value, as determined pursuant to the process described above, is 110% or more of the Fair Market Value originally determined by the Board and included in the Call Option Exercise Notice, then the Company will pay the cost of the Executive Valuator and, if applicable, the Independent Valuator, and if such final Fair Market Value is less than 110% of the Fair Market Value originally determined by the Board, then the Executive will pay the cost of the Executive Valuator and, if applicable, the Independent

Valuator. Notwithstanding the above, in choosing the Independent Valuator, if applicable, the Board and the Executive shall take into account the cost thereof, with a view of retaining a firm which charges not more than $200,000 for such valuation.

11. Preemptive Rights.

(a) Each Executive Securityholder irrevocably and unconditionally waives to the fullest extent any and every pre-emptive right, present or future, that he/she/it may have in respect of any issuance of shares by the Company (droit de souscription préférentiel) for the whole period during which the Executive Securityholder is a shareholder of the Company. By signing this Agreement, the Executive Securityholder grants an irrevocable power of attorney (procuration) to the Commandité to take any action, including for the avoidance of doubt, the signing of any notarial deed in the name and on behalf of the Executive Securityholder to waive his/her/its pre-emptive right in respect of a particular issuance of shares by the Company (droit de souscription préférentiel). Such power of attorney includes the right for the Commandité to sign in the name and on behalf of the Executive Securityholder one or several powers of attorney (procurations) to represent the Executive Securityholder at any shareholders’ meeting of the Company to formally waive any such pre-emptive right.

(b) Notwithstanding Section 11(a), in the event that an Executive Securityholder becomes entitled to purchase Securities in connection with an issuance of Securities to other persons and the Bain Investors determine in good faith that it is in the best interest of the Company or its Subsidiaries that such an issuance be conducted on an accelerated basis (relative to the time periods otherwise afforded to such Executive Securityholder to elect to exercise such rights or fund such purchase) due to cash or liquidity requirements (including, but not limited to, a prospective breach of a liquidity covenant) (an “Emergency Equity Offering”), then such issuance may be completed prior to the expiration of such time periods; provided that the purchaser(s) of the Equity Securities offered pursuant to the Emergency Equity Offering shall:

(i) be required promptly, and in any event not later than ten (10) days after the date of completion of such Emergency Equity Offering, to offer to sell to the Executive Securityholders such Securities as such holders would have been entitled to subscribe for had such issuance been effected within the otherwise applicable time periods at the price and on the other terms thereof; and

(ii) not vote such Equity Securities prior to completion of the sales, if any, to the Executive Securityholders pursuant to this Section 11(b).

(c) In the event any of the transactions set forth in Section 5 (Tag Along) or Section 6 (Drag-Along Right) occur after the date of completion of an Emergency Equity Offering and prior to the issuance of Equity Securities pursuant to an Executive Securityholder exercising its rights under Section 11(b), the Equity Securities to be issued to such Executive Securityholder under Section 11(b) shall be included for the purpose of determining the number of Executive Securities to be transferred in a Transfer pursuant to Section 5 (Tag Along) or Section 6 (Drag-Along Right), as applicable.

12. Restricted Securities Legend. The Executive Securities have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. Any certificate evidencing Executive Securities, if any is issued, and any certificate issued in exchange for or upon the Transfer of any Executive Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE UNITED STATES OR ANY OF ITS TERRITORIES OR POSSESSIONS OR AREAS SUBJECT TO ITS JURISDICTION OR TO ANY PERSON WHO IS A NATIONAL, CITIZEN OR RESIDENT THEREOF OR PERSON NORMALLY RESIDENT THEREIN OR TO ANY PERSON PURCHASING FOR RESALE TO ANY SUCH PERSON IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT, AS AMENDED AND MODIFIED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN SECURITYHOLDERS OF THE COMPANY AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE THEREWITH. COPIES OF THE EXECUTIVE SUBSCRIPTION AND SECURITYHOLDER’S AGREEMENT ARE ON FILE AT THE REGISTERED OFFICE OF THE COMPANY. THE SECURITIES MAY NOT BE PUBLICLY OFFERED PURSUANT TO THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG.”

The Company shall imprint such legend on certificates evidencing Executive Securities, if any are issued. The legend set forth above shall be removed from the certificates evidencing any Securities of the Company which cease to be Executive Securities in accordance with the definition thereof.

13. 83(b) Election. The Executive will make an election pursuant to Section 83(b) of the U.S. Internal Revenue Code in respect of the Incentive Securities within 30 days following the issuance thereof to the Executive. The Incentive Securities are intended to constitute, and shall be treated for all purposes, as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 and any other official guidance promulgated thereafter.

14. Amendment and Waiver. Subject to Section 15, the provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company, holders of a majority of the Executive Securities and holders of a majority of the Bain Securities. No course of dealing or the failure of any party to enforce any of the provisions of this Agreement shall in any way operate as a waiver of such provisions or affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The provisions of this Section 14 shall remain unaffected by any amendment, modification or waiver of this Agreement.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement and the documents referred to herein embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and pre-empt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

17. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Commandité and their respective permitted successors and assigns, the holders of Executive Securities and the respective permitted successors and assigns of each of them, so long as they hold Executive Securities, and the holders of Bain Securities and the respective permitted successors and assigns of each of them, so long as they hold Bain Securities.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

19. Remedies. Any person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Commandité, any holder of Executive Securities and any Bain Investor may in its, his/her sole discretion apply for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

20. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been received (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by internationally reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m., local time in the jurisdiction of recipient on a Business Day, and otherwise on the next Business Day, or (c) two Business Days after being sent to the recipient by internationally reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the

Company, the Bain Investors or any Executive, as applicable, at the address indicated below or to any other holder of Executive Securities subject to this Agreement, at such address, as indicated by the Company’s records, or, in each case, at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Company or the Commandité:

c/o Bain Capital Partners, LLC
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	General Counsel

With a copy (which shall not constitute notice hereunder) to:

Address:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States
	Telephone:	+1 212-446-4800
	Facsimile:	+1 212-446-4900
	Attention:	Eunu Chun

If to the Bain Investors:

c/o Bain Capital Partners, LLC
John Hancock Tower
200 Clarendon Street
Boston, MA 02116
Facsimile:	(617) 516-2010
Attention:	General Counsel

With a copy (which shall not constitute notice hereunder) to:

Address:	Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
United States
Telephone:	+1 212-446-4800
Facsimile:	+1 212-446-4900
Attention:	Eunu Chun

If to the Executive:

Address:	Christopher Pappas
615 East Drive
Sewickley, PA 15143

If to an Executive Securityholder other than the Executive:

At the address provided to the Company by the Executive Securityholder.

21. Confidentiality. Each Executive Securityholder undertakes to the Company and the Bain Investors that, for as long as he/she is the holder of Executive Securities, he/she shall not, and shall use his/her commercially reasonable efforts to procure that his/her Permitted Transferees and Affiliates shall not, disclose to any person, firm or corporation (other than his/her advisors, Family Members and, with regard only to any information relating to employment restrictive covenants, any potential future employer) the existence or contents of this Agreement and/or any related discussions or documentation dealing with the equity investment of the Executive Securityholder in the Company, unless required to do so by law or by the regulations of any relevant stock exchange or following the prior written consent of the Company or the Bain Investors (as the case may be).

22. Arbitration. Any disputes arising hereunder shall be referred to and finally resolved either by (x) an ad hoc arbitration procedure approved by a majority of the Board or, if an agreement as to an ad hoc procedure cannot be reached, then (y) arbitration in accordance with the Rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Section 22, except as expressly modified by this Section 22. Before an arbitration pursuant to this provision has been convened, any party may seek interim or provisional relief from the competent Courts of the City of Luxembourg, which shall have exclusive jurisdiction in respect of any such interim or provisional relief. Such interim or provisional relief may subsequently be vacated, continued or modified by the arbitrator on the application of any party. Furthermore, the following provisions shall apply in respect of any arbitration proceedings conducted pursuant to this Section 22:

(b) there shall be one (1) arbitrator, the selection of which shall be by mutual agreement between the parties. If, however, the parties are unable to agree on the selection of the arbitrator within thirty (30) days after the commencement of the arbitration, then the selection of the arbitrator shall be made by the LCIA;

(c) the place of the arbitration shall be London, England;

(d) the language of the arbitration shall be English;

(e) the arbitrator shall determine the allocation of expenses of the arbitral proceedings amongst the parties;

(f) the arbitrator shall have the authority to award all forms of relief determined to be just and equitable; provided that the arbitrator shall have no authority to award punitive or exemplary damages, or any other monetary damages not measured by the prevailing party’s actual damages;

(g) any arbitral award rendered pursuant to this provision shall be final and binding on the parties and may be enforced in any court of competent jurisdiction; and

(h) with respect to any dispute relating to the Call Option, the period for the exercise of the Call Option shall be suspended for the period from and including the date of the referral of the dispute to arbitration to and including the date of delivery of the final decision of the arbitrator and the settlement any payment of any amounts due with respect to the exercise by the Company or the Bain Investors of the Call Option, plus the amount of any outstanding claims, shall be delayed pending the decision of the arbitrator.

23. Joinder. The Executive Securityholder, upon the request of the Board, will execute and deliver either a counterpart or a joinder to any applicable securityholders agreement and/or any other agreements governing the terms of the equity interests in the Company; provided that no such agreement may provide the Executive Securityholder with less favorable rights in any manner than those described in this Agreement, or impose significant restrictions in addition to those described in this Agreement on the Executive Securityholder’s right to acquire, hold and dispose of the equity interests represented by the Executive Securities.

24. Governing Law. This Agreement is governed by and construed in accordance with the laws of England and Wales. The courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its formation (including non-contractual disputes or claims).

25. Supremacy. In the event of any conflict between this Agreement and the Articles of Association or any business manager agreement entered into between the Executive and the Company or any of its Subsidiaries, the provisions of this Agreement shall prevail and the parties shall procure that the Articles of Association or business manager agreement (as the case may be) shall be amended to such extent as may be necessary in order to remove such conflict and subject to applicable law.

26. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

27. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

28. Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned document, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or scanner to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*    *    *    *    *

IN WITNESS WHEREOF, this Second Amended and Restated Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

BAIN CAPITAL EVEREST MANAGER HOLDING SCA by its General Partner, BAIN CAPITAL EVEREST MANAGER S.À R.L.

By:
Name:
Title: Manager

BAIN CAPITAL EVEREST MANAGER S.À R.L.

By:
Name:
Title: Manager

[Signature Page to the Second Amended and Restated Executive Subscription and Securityholder’s Agreement]

IN WITNESS WHEREOF, this Second Amended and Restated Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

Bain Capital Fund X, L.P.

By:	Bain Capital Partners X, L.P. its general partner

By:	Bain Capital Investors, LLC, its general partner

By:
Name:
Title:

Bain Capital Europe Fund III, L.P.

By:	Bain Capital Partners Europe III, L.P., its general partner

By:	Bain Capital Investors, LLC, its general partner

By:
Name:
Title:

BCIP Associates IV, L.P.

By:	Bain Capital Investors, LLC, its general partner

By:
Name:
Title:

[Signature Page to the Second Amended and Restated Executive Subscription and Securityholder’s Agreement]

BCIP Trust Associates IV-B, L.P.

By:	Bain Capital Investors, LLC,
its general partner

By:
Name:
Title:

BCIP Trust Associates IV, L.P.

By:	Bain Capital Investors, LLC, its general partner

By:
Name:
Title:

BCIP Associates IV-B, L.P.

By:	Bain Capital Investors, LLC, its general partner

By:
Name:
Title:

[Signature Page to the Second Amended and Restated Executive Subscription and Securityholder’s Agreement]

IN WITNESS WHEREOF, this Second Amended and Restated Executive Subscription and Securityholder’s Agreement has been executed as of the date first written above.

EXECUTIVE

CHRISTOPHER D. PAPPAS

The Executive is domiciled in (specify state or non-U.S. jurisdiction, including the applicable city, province or other subdivision thereof).

[Signature Page to the Second Amended and Restated Executive Subscription and Securityholder’s Agreement]

SCHEDULE OF BAIN INVESTORS

TOTAL SHARES PER EACH CLASS OF CLASS B ORDINARY

SHARES THROUGH CLASS F ORDINARY SHARES

Investor	Ordinary Shares
BCIP ASSOCIATES IV, L.P.	2,254.00
BCIP TRUST ASSOCIATES IV, L.P.	834.00
BCIP ASSOCIATES IV-B, L.P.	484.00
BCIP TRUST ASSOCIATES IV-B, L.P.	105.00
BAIN CAPITAL FUND X, L.P.	319,851.00
BAIN CAPITAL EUROPE FUND III, L.P.	320,222.00

EXHIBIT A

ARTICLES OF ASSOCIATION

A-1

EXHIBIT B

Executive Securities held by Christopher Pappas as of                  , 2013

	New Securities		Historical Securities	Aggregate Securities
Class	Number	Price	Number	Number
Class B Ordinary Shares	0	N/A	1,000	1,000
Class C Ordinary Shares	0	N/A	1,000	1,000
Class D Ordinary Shares	0	N/A	1,000	1,000
Class E Ordinary Shares	0	N/A	1,000	1,000
Class F Ordinary Shares	0	N/A	1,000	1,000
Class H Ordinary Shares	14,525	$145.25	19,364	33,889
Class I Ordinary Shares	14,524	$145.24	19,365	33,889
Class J Ordinary Shares	14,523	$145.23	19,365	33,888
Class K Ordinary Shares	14,523	$145.23	19,365	33,888
Class L Ordinary Shares	14,523	$145.23	19,365	33,888
Aggregate	0 B-F	$726.18	5,000 B-F	5,000 B-F
	72,618 H-L		96,824 H-L	169,442 H-L
Determination Date	June 30, 2014	N/A	June 17, 2010	N/A
Preferred Equity Certificates	0	N/A	20,000,000	20,000,000

B-1

EXHIBIT C

DEED OF ADHERENCE

THIS DEED is made the              day of [    ] 20[    ] by [                    ] of [                    ].

WHEREAS:

(A)	On [the date of issue or transfer of Securities] [ ] of [ ] (the “New Securityholder”) [acquired/was issued] from [ / Bain Capital Everest Manager Holding S.C.A] (the “Transferor” / “Company”): (i) [—] Class B Ordinary Shares, [—] Class C Ordinary Shares, [—] Class D Ordinary Shares, [—] Class E Ordinary Shares and [—] Class F Ordinary Shares and (ii) [—] Class H Ordinary Shares, [—] Class I Ordinary Shares, [—] Class J Ordinary Shares, [—] Class K Ordinary Shares and [—] Class L Ordinary Shares (collectively, the “Securities”) at an aggregate [purchase/subscription] price of USD [—].

(B)	This agreement is entered into in compliance with the terms of Section 4(f) of the Second Amended and Restated Executive Subscription and Securityholder Agreement dated 2013 made by and among the Company, the Executive and the Bain Investors (as amended, modified, supplemented and/or restated, the “Agreement”).

NOW THEREFORE IT IS HEREBY AGREED as follows:

1.	The New Securityholder hereby agrees to be bound by the Agreement in all respects as if the New Securityholder were an original party to the Agreement and to perform:

(a)	All the obligations of an Executive in that capacity thereunder; and

(b)	All the obligations expressed to be imposed on such a party to the Agreement;

in both cases, to be performed on or after the date hereof.

2.	The transfer of the Securities to the New Securityholder was made pursuant to Article [—] of the Articles and Section [—] of the Agreement. The New Securityholder hereby undertakes and covenants to forthwith re-transfer the Securities back to the Transferor if the grounds upon which such transfer was permitted cease to exist.

3.	This Deed is made for the benefit of:

(a)	the original and current parties to the Agreement; and

(b)	any other person or persons who may after the date of the Agreement (and whether or not prior to or after the date hereof) assume any rights or obligations under the Agreement and be permitted to do so by the terms thereof:

and this Deed shall be irrevocable without the consent of the Company for so long as the New Securityholder holds any Securities in the capital of the Company.

C-1

4.	Words and expressions defined in the Agreement shall bear the same meanings herein (unless the context otherwise requires).

5.	This Deed is governed by and construed in accordance with the laws of England and Wales. The courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this Deed of Adherence is executed as a deed on the date and year first above written.

[                    ]

in the presence of:

Witness

Name

C-2

EXHIBIT D

FORM OF POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on [                    ] [                    ] 20[    ] by [                    ] a [company incorporated under the laws of [                    ]] whose [registered] office is at [                    ] (the Principal).

WHEREAS

The Principal has entered into a Second Amended and Restated Executive Subscription and Securityholder’s Agreement dated [                    ](the Agreement) which provides, inter alia, for the execution by each Executive of a power of attorney in the form of this Deed.

NOW THIS DEED WITNESSES as follows:

1. The Principal hereby irrevocably and unconditionally (and by way of security for the performance of its obligations under the Agreement) appoints the Company as its attorney to execute and carry out in its name or otherwise and on its behalf all transfers and other documents, acts and things which such attorney may in its absolute discretion consider necessary or desirable to effect any transfer of securities or carry out any other action contemplated by Sections 4, 6, 7, 8 and/or 9 of the Agreement.

2. The Principal hereby irrevocably and unconditionally appoints the Commandité as its attorney to execute and carry out in its name or otherwise and on its behalf any and all documents including powers of attorney (procurations) that may be required or desirable to waive his/her pre-emptive right in respect of a particular issuance of shares by the Company (droit de souscription préférentiel). Such power of attorney includes the right for the Commandité to sign in the name and on behalf of the Executive Securityholder one or several powers of attorney (procurations) to represent the Executive Securityholder at any shareholders’ meeting of the Company to formally waive any such pre-emptive right.

3. The appointment contained in clause 1 hereof shall in all circumstances remain in force and be irrevocable until such time as the Principal ceases to be an Executive (as defined in the Agreement) but shall be of no further effect after that date.

4. This Power of Attorney shall be governed by and construed in accordance with the laws of England and Wales.

IN WITNESS whereof the Principal has executed this Power of Attorney as a Deed the day and year first before written.

[EXECUTED and DELIVERED as a DEED by [PRINCIPAL]][1]	)
)

[1]	NTD - To be used if Principal is natural person.

D-1

[EXECUTED and DELIVERED as a

DEED by [PRINCIPAL], a

[[company incorporated] / [—] established in]

[territory in which [PRINCIPAL] is

incorporated] by AB [and CD], being [a]

person[s] who, in accordance with the

laws of that territory, [is or are] acting

under the authority of [PRINCIPAL]][2]

)
)
)
)
)
)
)
)

[2]	NTD - To be used if Principal is a legal entity.

D-2

EXHIBIT E

[INTENTIONALLY OMITTED]

E-1

EXHIBIT F

REGISTRATION RIGHTS AGREEMENT

F-1

BAIN CAPITAL EVEREST MANAGER HOLDING S.C.A.

9A, Rue Gabriel Lippmann

L-5365 Munsbach

Grand Duchy of Luxembourg

April 18, 2013

Mr. Christopher Pappas

615 East Drive

Sewickley, PA 15143

U.S.A.

Dear Mr. Pappas:

Reference is made to the Subscription and Securityholder’s Agreement (the “Agreement”) dated April 18, 2013 by and among you and Bain Capital Everest Manager Holding S.C.A. (the “Company”), Bain Capital Everest Manager, and certain other Bain Investors (as defined in the Agreement). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

You subscribed for and purchased (i) 14,525 shares of the Company’s Class H Ordinary Shares, (ii) 14,524 shares of the Company’s Class I Ordinary Shares, (iii) 14,523 shares of the Company’s Class J Ordinary Shares, (iv) 14,523 shares of the Company’s Class K Ordinary Shares, and (v) 14,523 shares of the Company’s Class L Ordinary Shares (collectively, the “Shares”) on April 18, 2013.

As of the date hereof, the Company believes that the net liquidation value of the Company currently does not exceed $615,694,000 (the “Company Value”). This letter is entered into in order to ensure that your Shares do not represent an interest in such existing liquidation value, but rather represents only an interest in future appreciation, and hence is a “profits” interest within the meaning of IRS Revenue Procedure 93-27. The sum of (i) the Company Value plus (ii) the amount of the Company Value that would be received by the recipients of the Shares if the Company were liquidated immediately after the date hereof and the net liquidation proceeds distributed, shall be referenced herein as the “Target Value.”

Upon execution of this letter, you hereby agree that upon any liquidation or dissolution of the Company, if the aggregate amount distributed or received after the subscription of the Shares in respect of all outstanding equity interests in the Company (the “Received Value”) is (i) less than the Company Value, then you shall pay the Company 100% of the amount you have received in respect of the Shares or (ii) greater than the Company Value but less than the Target Value, then you shall pay the Company an amount equal to the Applicable Percentage of the amount you have received in respect of the Shares; provided that your payment to the Company shall not exceed the lesser of (A) 100% of the net amount of proceeds received by you on account of your Shares and (B) the amount of the Company Value that would be received by you as a result of the subscription of the Shares in respect of your Shares if the Company were liquidated immediately after the subscription of the Shares and the net liquidation proceeds distributed (the “Equity Shortfall”). The “Applicable Percentage” means the percentage determined by dividing the excess of the Target Value over the Received Value by the excess of the Target Value over the Company Value. Notwithstanding the preceding sentence, if one or more other persons is subject to a give-back agreement similar to this agreement, equity proceeds received by such other persons with respect to the portion of their interest subject to the give-back agreement shall be disregarded in determining the Equity Shortfall to such extent the Company determines is necessary to cause your interest in the Shares to constitute a “profits” interest within the meaning of IRS Revenue Procedure 93-27.

In addition to the foregoing, you hereby agree that any successor or assign of your Shares, or any portion thereof, shall be bound by and have all the obligations that you have with respect to such Shares.

* * * * *

2

Sincerely,

Bain Capital Everest Manager Holding S.C.A

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and Agreed:

Name:	Christopher Pappas

EXHIBIT B

RETIREMENT BENEFITS SCHEDULE

The Company shall provide the Executive with a retirement benefit on the following terms and conditions:

•	Vesting: Subject to the last line of Section 6(c) of the Agreement, the Executive shall be fully vested in the “Accrued Benefit” (as defined below).

•	Payment: Subject to the last line of Section 6(c) of the Agreement, the Accrued Benefit will be paid in a cash lump sum within 30 days after any termination of employment.

•	Accrued Benefit: The Executive’s Accrued Benefit will be equal to the following formula:

(Basic Percentage x Final Average Pay) + (Supplemental Percentage x Adjusted Final Average Pay)

•	Definitions:

•	Basic Percentage: The Executive’s Basic Percentage will be the applicable Basic Percentage determined pursuant to the table below based on the aggregate Years of Service Credit credited to the Executive at his date of termination:

Aggregate Years of Service Credit	Total Basic Percentage
6	138%
12	276%
18	414%
24	425%
30	425%

In no event may the Executive’s Basic Percentage exceed 425%.

•	Supplemental Percentage: The Executive’s Supplemental Percentage will be the applicable Supplemental Percentage determined pursuant to the table below based on the aggregate Years of Service Credit credited to the Executive at his date of termination:

Aggregate Years of Service Credit	Total Supplemental Percentage
6	24%
12	48%
18	72%
24	96%
30	120%

B-1

In no event may the Executive’s Supplemental Percentage exceed 120%.

•	Final Average Pay: The Executive’s Final Average Pay shall equal the average of the sum of the Executive’s Base Salary and Target Bonus for the three full calendar years preceding his termination of employment for any reason (or such smaller number of full calendar years that the Executive has worked as of his date of termination).

•	Adjusted Final Average Pay: The Executive’s Adjusted Final Average pay shall equal the Executive’s Final Average Pay reduced by the 36-month rolling average Social Security Taxable Wage Base as of the Executive’s date of termination for any reason calculated in a manner consistent with the “DEPP” component of the Dow Employees’ Pension Plan as in effect on the date hereof.

•	Years of Service Credit: The number of Years of Service Credit credited to the Executive pursuant to Section 6(c) of the Agreement.

B-2

EXHIBIT C

SECTION 280G PROVISIONS

This Exhibit C sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 8 of the Agreement. This Exhibit C shall be subject in all respects to the terms and conditions of the Agreement. Capitalized terms used without definition in this Exhibit C shall have the meanings set forth in the Agreement.

1.	Change in Control Prior to Publicly Traded Equity of Company. So long as the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, in the event that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under the Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”), would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), the Company shall, with respect to such Company Payments, use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, such that no portion of the Company Payments will be subject to such Excise Tax. In the event that a vote satisfying the requirements of Section 280G(b)(5) of the Code is not obtained for any reason, then the Executive will be entitled to receive a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code). Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (i) any cash severance payable by reference to the Executive’s base salary or annual bonus; (ii) any other cash amount payable to the Executive; (iii) any benefit valued as a “parachute payment;” and (iv) acceleration of vesting of any equity award.

2.	Change in Control Upon or Following Publicly Traded Equity of Company. In the event that Company Payments become payable to the Executive during any period in which the Company is not described in Section 280G(b)(5)(A)(ii)(I) of the Code, the following shall apply:

(a)	In the event that such Company Payments will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this clause 2(a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

(b)	For purposes of determining whether any of the Company Payments and Gross-Up Payment (collectively, the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) are not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), the Company shall appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants, who shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c)	For purposes of determining the amount of the Gross-Up Payment, the Executive’s marginal blended actual rates of federal, state and local income taxation in the calendar year in which the change in ownership or effective control that subjects the Executive to the Excise Tax occurs shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall promptly repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess imposed by the applicable taxing authority) promptly after the amount of such excess is finally determined.

(d)

The Gross-Up Payment or portion thereof provided for in clause 2(c) above shall be paid not later than the sixtieth (60th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to clause 2(c) above, as soon as the amount thereof can reasonably be determined. Subject to clauses 2(c) and 2(h) of this Exhibit C, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e)	The Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment; provided, however, that failure by the Executive to give such notice promptly shall not result in a waiver or forfeiture of any of the Executive’s rights under this Exhibit C except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies the Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Executive its ability to pay any resulting Gross-Up Payment), the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Executive;

(iii)	cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest (including but not limited to those of the Executive’s personal counsel) and shall indemnify and hold the Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

(f)	The Company shall be responsible for all charges of the Accountants.

(g)	The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.

(h)	Nothing in this Exhibit C is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.

(i)	Notwithstanding the foregoing, any payment or reimbursement made pursuant to this clause 2 shall be paid to the Executive promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Executive or as otherwise provided under Treasury Regulation §1.409A-3(i)(1)(v).

3.	The provisions of this Exhibit C shall survive the termination of the Executive’s employment with the Company for any reason and any amount payable under this Exhibit C shall be subject to the provisions of Sections 8(e) and 24 of the Agreement.

EXHIBIT D

GENERAL RELEASE

I, Christopher D. Pappas, in consideration of and subject to the performance by Styron US Holding, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Employment Agreement, dated as of January 2, 2013 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective “Affiliates” (as defined in the Agreement) and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the D-1

Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Benefits or claims for indemnity or contribution.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that Sections 8, 9, 10, 11, 12, 14, 16, 18, 19, 20, 21, and 24, and Exhibits A and B, of the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Christopher D. Pappas

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